EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
iGo, Inc.:

We consent to the incorporation by reference in the registration statements Nos. 333-131222, 333-112023, 333-108623, 333-108283, and 333-99845 on Form S-3 and Nos. 333-143651, 333-116182, 333-102990, 333-69336, and 333-47210 on Form S-8, of iGo, Inc. of our report dated March 13, 2009, with respect to the consolidated balance sheets of iGo, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income(loss), and cash flows for each of the years in the three-year period ended December 31, 2008, and reference to our firm in Item 6, Selected Consolidated Financial Data, which report and reference appear in the December 31, 2008 annual report on Form 10-K of iGo, Inc.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2007, the Company has changed its method of accounting for uncertainty in income taxes due to the adoption of the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 and, effective January 1, 2008, the Company adopted the disclosure provisions of FASB Statement of Financial Standards No. 157, Fair Value Measurements.

/s/ KPMG LLP

Phoenix, Arizona
March 13, 2009